FORM 5
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Pubic Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

___  Check box if no longer
subject to Section 16.
Form 4 or Form 5 obligations
may continue. See Instruction
1(b).

___ Form 3 Holdings Reported

___ Form 4 Transactions Reported

1.   Name and Address of Reporting Person

         Thomas J. Richards
         2454 E. Huber Street
         Mesa, AZ 85213

2.   Issuer Name and Ticker or Trading Symbol

         Energy Producers, Inc. (EGPI)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

         ###-##-####

4.   Statement for Month/Year

         December, 2001

5.   If Amendment, Date of Original (Month/Year)


6.   Relationship of Reporting Person to Issuer (Check all applicable)

              Director                                    10% Owner

              Officer (give title below)             X    Other: Advisor

Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

Title of Security    Transaction  Transaction  Securities Acquired (A) or  Amount of         Ownership     Nature of
                     Date         Code         Disposed of (D)             Securities        Form:         Indirect
                     (Month/Day                                            Beneficially      Direct (d)    Beneficial
                     /Year)                                                Owned at End      or Indirect   Ownership
                                                                           of Issuer's       (I)
                                                                           Fiscal Year
                                               Amount  (A) or (D)   Price
Common Stock                                                               330,000           D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

Title of    Conver    Transact   Transa  Number of    Date, Exercisable  Title and Amount  Price of   Number      Owners    Nature
Derivative  sion or   ion Date   ction   Derivative   and Expiration     of Underlying     Derivati   of          hip of    of
Security    Exercis   (Month/    Code    Securities   Date               Securities        ve         Derivativ   Derivati  Indirect
            e Price   Day/Year)          Acquired (A)                                      Security   e Security  ve        Benefici
            of                           or Disposed                                                              Security  al
            Derivat                      of (D)                                                                   Direct    Owners
            ive                                                                                                   (D) or    hip
            Security                                                                                              Indirect
                                                                                                                  (I)
                                         (A)    (D)    Date     Expir-    Title    Amount
                                                       Exerc    ation              or
                                                       isable   Date               Number
                                                                                   of
                                                                                   Shares
Options     .95       N/A       N/A       A            11/29/00 11/29/07  Common   500,000 .95        500,000      D          N/A


Explanation of Responses:



                                  /s/Thomas J. Richards                  1/04/02
                                  ---------------------                  -------
                             **Signature of Reporting Person             Date